Exhibit 99.1

10868 189th Street Council Bluffs, IA 51503 Phone: 712-366-0392 Fax: 712-366-0394

December 2010

Members and Friends:

Happy New Year from Everyone at SIRE.

Financials-

Our Annual 10-K was filed with the Security and Exchange Commission (SEC) on November 23rd, 2010. You can access our SEC filings through our website: www.sireethanol.com (select the investor relations tab on the left and then after “SIRE’s SEC forms are available for viewing on the SEC website,” select View). The Annual 10-K will provide you with information on the activities of your company and our audited financial statements for Fiscal Year (FY) ending September 30, 2010.

During this past fiscal year we produced slightly over our nameplate capacity (110,000,000 gal per year). We have set a goal for FY 2011 to produce 120,000,000 gallons.

Safety-

Safety continues to be a key goal for all SIRE employees. As of December 28, 2010, we have experienced 428 consecutive days without a lost time day incident. We continually work to improve our Safety Program. Recently Dan Velazquez was hired as our Safety Manager. Jake Eikmeier left as our Safety/Reliability Manager to return to western Nebraska. We wish him well. Dan started the week of our fall shutdown, and worked hard on several issues. As a result of his efforts working with all the departments we saw great results in our ERI Safety Audit, with a significant improvement in our overall plant rating. Safety is a daily focus.

Financials-
Our EBITDA for FY 2010 was $19.4 million. This allowed us to make all our scheduled bank payments for the year. You should have received a letter from Karen Kroymann, Controller, concerning your 2010 taxes and the information you can anticipate in your 2010 K-1. Any additional questions can be directed to Karen.

Operations-

We completed a successful planned plant shut down in October. Work was completed in several areas; the projects were focused on areas to improve plant up time and overall process reliability.

In November we began production of corn oil. This will be sold in the feed and bio-diesel markets. We look forward to this improvement to our operations.

 SIRE Newsletter – Volume IV Issue 4
This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words, “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.
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Human Resources- We had some new faces join us since September. Mike Zehner and Joe Jacobs were hired as Production Operators, filling two open positions. Ryan Waterkotte also was hired as a Production Utility Worker, as we promoted Marcus Schnack into an open Production position. David Dempsey joined us in early December as a Lab Tech, as Bailey Groff left to be closer to family.

We completed an employee survey after our October fall shut down. We asked for feedback on how we addressed the issues and concerns raised in the post summer shut down survey. We got good feedback and are already working on our plans for our April 2011 shut down.

Employee evaluations will be completed in January. We will also roll out our 2011 Incentive plan in January, as well. The Incentive plan has goals in the areas of productivity, safety and profitability. This is a great tool to encourage everyone to work towards the same plant wide goals.

Markets- The VEETC (Blenders Credit) was extended. This is the $.45 ethanol blenders’ credit that encourages the use of ethanol in gasoline. The credit was included in the newly approved tax bill and extended the credit until December 31, 2011. The Federal mandate for ethanol will increase to 12.6 billion gallons in 2011. Current ethanol production capacity is 13.5-13.8 billion gallons, which exceeds the mandated volumes. We anticipate this will keep some downward pressure on ethanol prices.

Subordinated Note Update-  We plan to provide more information on our Subordinated Debt Offering at our Annual Member Meeting in March.

Annual Member Meeting-  Please plan to attend our Annual Meeting. This is scheduled for March 18, 2011, at the Treynor Community Center, starting at 1 pm. We will again be posting the annual report and proxy information on the website, and sending post cards to remind you to send in your vote or to attend the meeting. As always, copies can be requested by contacting the office.

Merchandisers Move Offices-

Effective January 3rd Chuck Peterson, Kristan Barta and Garett Jeffries, the Bunge merchandisers serving SIRE, have relocated their offices. They have joined a new joint marketing office at the Bunge Council Bluffs Plant. This new office will coordinate purchasing Corn and Soy Beans, and the sales of DDGs, soybeans meal and hulls and fertilizer. Bunge is just completing the fertilizer blending plant just to the north of the Council Bluffs Bean plant. This change will assist in the improved coordination and freight logistics for corn and DDGS, as well as soy beans, soy meal and fertilizer. There will not be any substantial change to the sales, delivery or loading of any SIRE products.

To reach Chuck, Kristan or Garett, you can still call SIRE at 712-366-0392 or their SIRE direct dial numbers as listed below. Please contact our offices if you have any questions, 877-366-2480 (712-366-0392). Bunge Merchandisers can be reached at 1-800-373-003. We appreciate your continued business.

Thank you for all your support this year, we look forward to a very productive 2011.

As always, please feel free to contact me at (712) 352-5002 should you have any questions or concerns.

Brian Cahill, General Manager/CEO

SIRE Newsletter – Volume IV Issue 4
This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words, “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.
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